AMENDMENT #2

TO THE $110,000 PROMISSORY NOTE DATED DECEMBER 14, 2016

The parties agree that the $110,000 Convertible Promissory Note (the “Note”) by and between Liberty Star Uranium & Metals Corp. (the “Borrower”) and Tangiers Investment Group, LLC (the “Lender”) is hereby amended as follows:

1.	The Conversion Price. The provision in the Convertible Note pertaining to “Conversion Price” is hereby amended and restated in its entirety as set forth below:

“Conversion Price” shall be equal to the lower of: a) 60% of the lowest trading price of the Company’s common stock during the 20 consecutive Trading Days prior to the date on which Holder elects to convert all or part of the Note. If the Company is placed on “chilled” status with the Depository Trust Company (“DTC”), the discount shall be increased by 5%, i.e. from 40% to 45%, until such chill is remedied. If the Company is not Deposits and Withdrawal at Custodian (“DWAC”) eligible through their Transfer Agent and DTC’s Fast Automated Securities Transfer (“FAST”) system, the discount will be increased by 5%, i.e., from 40% to 45%. In the case of both, the discount shall be a cumulative increase of 10%, i.e., from 40% to 50%. Any default of this Note not remedied within the applicable cure period will result in a permanent additional 10% increase, i.e., from 40% to 50%, in addition to any other discount, as provided above, to the Conversion Price discount.

2.	The Right of First Refusal. The provision in the Convertible Note pertaining to “Right of First Refusal” is hereby removed.

ALL OTHER TERMS AND CONDITIONS OF THE NOTE REMAIN IN FULL FORCE AND EFFECT.

Please indicate acceptance and approval of this amendment dated February 2, 2017 by signing below:

Liberty Star Uranium & Metals Corp.	Tangiers Investment Group, LLC

By:	By:	Robert Papiri

Its:	Its:	Managing Member